VNUS Medical Technologies Reports First-Quarter 2007 Results:

      11% unit growth in disposable catheters and devices

      $15.6 Million Net Revenues, $0.12 Net Loss Per Share

      SAN JOSE, Calif., May 9 /PRNewswire-FirstCall/ -- VNUS(R) Medical Technologies, Inc. (Nasdaq: VNUS), a leading provider of medical devices for the minimally invasive treatment of venous and peripheral vascular disease, today announced its financial results for the first quarter ended March 31, 2007.

      Net revenues for the first quarter were $15.6 million, after recognizing approximately $1.7 million in revenue related to RF generator sales previously deferred in 2006. This compares with $13.4 million for the first quarter of 2006 and with $13.3 million for the fourth quarter of 2006. The increase in net revenues from the prior quarter was due to higher RF generator revenues resulting from the recognition of sales previously deferred, the introduction of the ClosureFAST(TM) catheter and higher sales of the ClosureRFS(TM) family of devices, the U-Clip(TM) device and accessory products. These were partially offset by lower sales of the ClosurePlus(TM) catheter as customers began purchasing the ClosureFAST catheter in lieu of the ClosurePlus catheter. In addition, approximately $600,000 of RF generators sold without the upgraded software in 2006 and the first quarter of 2007 remain to be upgraded during the second quarter.

      First-quarter net loss was $1.9 million, compared with a net loss of $511,000 for the first quarter of 2006 and with a net loss of $2.0 million for the fourth quarter of 2006. Net loss per share for the first quarter was $0.12, compared with net loss per share of $0.03 for the first quarter of 2006 and with a net loss per share of $0.13 for the fourth quarter of 2006.

      VNUS' balance sheet at March 31, 2007 included cash, cash equivalents and short-term investments of $63.8 million, approximately $4.1 million less than the fourth quarter of 2006, due primarily to the first-quarter operating loss.

      "The big story for VNUS in the first quarter was the launch of the ClosureFAST catheter and the software that allows our installed base of systems to function with all VNUS disposable catheters and devices," said VNUS President and Chief Executive Officer Brian E. Farley. "Physician feedback on the ClosureFAST catheter and software has been very positive and the demand for the ClosureFAST catheter has exceeded our expectations causing us to increase manufacturing capacity to support current and expected future catheter demand. We are also pleased that upon receiving one-year follow-up data from the first patients treated in our clinical trial of the ClosureFAST catheter, all veins remain closed and with substantially increased sample size, we continue to see a greater than 99% vein occlusion rate at six months in this trial."

      VNUS also announced today its business outlook for the second-quarter and full-year 2007.

      Business Outlook

      VNUS currently estimates that second-quarter 2007 net revenues will range from approximately $15.5 million to $16.0 million, including $600,000 of deferred RF generator sales that are expected to be recognized in the quarter. Gross margin is expected to range from 63% to 65%. Second-quarter operating expenses are expected to increase by approximately $1.0 million from the first quarter of 2007, primarily due to sales and marketing expenses related to the direct-to-consumer television ad campaign, and increased research and development expenses. Second-quarter net loss is estimated to range from approximately $3.0 million to $3.5 million, or a loss of $0.20 to $0.23 per share. The number of weighted average shares outstanding used to calculate estimated loss per share for the second quarter is currently expected to range from approximately 15.2 million to 15.3 million.

      VNUS estimates that full-year 2007 net revenues will range from approximately $63.0 million to $65.0 million; gross margin is expected to range from 65% to 66%; operating expenses are expected to range from $53.0 million to $54.0 million, including patent litigation expenses of $2.5 million to $3.0 million. Full-year 2007 net loss is expected to range from approximately $8.0 million to $9.0 million, or a loss of $0.51 to $0.58 per share. This outlook assumes approximately 15.4 million to 15.6 million weighted average shares outstanding for the full year.

    Today's Teleconference

      VNUS plans to host its regular quarterly teleconference today at 2:00 p.m. PT / 5:00 p.m. ET. This call will be webcast live and as a replay on the company's website at http://ir.vnus.com/. A phone replay will be available for one week after the live call at (719) 457-0820, code number 7784586.

    About VNUS Medical Technologies, Inc.

      VNUS is a leading provider of medical devices for the minimally invasive treatment of peripheral vascular disease, including venous reflux, a progressive condition caused by incompetent vein valves in the leg. VNUS sells the Closure(R) system, which consists of a proprietary radiofrequency (RF) generator and proprietary disposable endovenous catheters and devices to treat diseased veins through the application of temperature-controlled RF energy. For more information, please visit the corporate website at www.vnus.com.

      Forward-Looking Statements

      In addition to statements of historical facts or statements of current conditions, VNUS has made forward-looking statements in this press release. Words such as "assumes", "expects" and "estimates," or variations of such words and similar expressions, are intended to identify such forward-looking statements in this press release, including the statements regarding the outlook for VNUS' business and revenue and net income forecasts. Actual results may differ materially from current expectations based on a number of factors affecting VNUS' business, including, among other things, changing competitive, market and regulatory conditions; our ability to manufacture sufficient quantities of the ClosureFAST catheter, and market acceptance of the ClosureFAST catheter; customer and physician preferences; changes in reimbursement levels established by governmental and third-party payors; the ability of VNUS to protect its patent position; the effectiveness of advertising and other promotional campaigns; the timely and successful implementation of strategic initiatives; and overall economic and market conditions. The reader is cautioned not to unduly rely on these forward-looking statements. VNUS expressly disclaims any intent or obligation to update these forward-looking statements except as required by law.

      Additional information concerning these and other risk factors can be found in press releases issued by VNUS and VNUS' periodic public filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K filed with the SEC on March 30, 2007. Copies of VNUS' press releases and additional information about VNUS are available on the corporate website at www.vnus.com.

                         VNUS Medical Technologies, Inc.

                      Condensed Consolidated Balance Sheets
                                 (in thousands)
                                    unaudited

                                                        March 31,   December 31,
                                                          2007          2006
                                                        ---------   ------------
Assets
Current assets:
  Cash and cash equivalents                             $ 35,241      $ 38,917
  Short term Investments                                  28,534        28,996
  Accounts receivable, net                                10,702         8,246
  Inventories                                              4,147         2,798
  Prepaids and other current assets                        1,705         1,443
    Total current assets                                  80,329        80,400
Property and equipment, net                                4,656         4,651
Other assets                                                 195           782
    Total assets                                        $ 85,180      $ 85,833

Liabilities and Stockholders' Equity
Current liabilities:
  Accounts payable                                      $  3,974      $  1,340
  Accrued compensation and benefits                        3,200         2,708
  Other accrued liabilities                                1,638         2,979
  Deferred revenue                                         1,409         2,514
    Total current liabilities                             10,221         9,541
Other long term liabilities                                1,741         1,544
Total liabilities                                         11,962        11,085

Stockholders' equity:
Common stock                                                  15            15
Additional paid-in capital                               118,284       117,964
Deferred stock compensation                                 (104)         (144)
Accumulated other comprehensive income                       (14)           (5)
Accumulated deficit                                      (44,963)      (43,082)
    Total stockholders' equity                            73,218        74,748
    Total liabilities and stockholders' equity          $ 85,180      $ 85,833

                         VNUS Medical Technologies, Inc.
                 Condensed Consolidated Statements of Operations
                    (in thousands, except per share amounts)
                                    unaudited

                                                     Three Months   Three Months
                                                         Ended         Ended
                                                       March 31,     March 31,
                                                         2007          2006
                                                     ------------   ------------
Net Revenues                                           $15,649         $13,351
Cost of Revenues                                         5,094           3,917
                                                        10,555           9,434

Sales and marketing                                      6,505           5,978
Research and development                                 2,406           1,563
General and administrative                               4,461           3,192

    Total operating expenses                            13,372          10,733
    Loss from operations                                (2,817)         (1,299)

Interest income                                            868             591
Other income, net                                            5             124

Loss before income taxes                                (1,944)           (584)

Provision for income taxes                                  10              --

Net loss before cumulative effect of
  accounting change                                     (1,954)           (584)
Cumulative effect of accounting change                      73              73
Net loss after cumulative effect of
  accounting change                                    $(1,881)        $  (511)

Net loss per share

Basic
  Loss per share before cumulative change
    in accounting principle                            $ (0.13)        $ (0.04)
  Cumulative effect of change in
    accounting principle                               $  0.01         $  0.01
Basic net loss per share                               $ (0.12)        $ (0.03)

Diluted
  Loss per share before cumulative change
    in accounting principle                            $ (0.13)        $ (0.04)
  Cumulative effect of change in
    accounting principle                               $  0.01         $  0.01
Diluted net loss per share                             $ (0.12)        $ (0.03)

Weighted average number of shares used in
  per share calculations
Basic                                                   15,157          14,966
Diluted                                                 15,157          14,966

SOURCE  VNUS Medical Technologies, Inc.
-0-                                                                   05/09/2007

/CONTACT: Tim Marcotte, Vice President, Finance and Administration, Chief Financial Officer of VNUS Medical Technologies, Inc., +1-408-360-7499, ir@vnus.com/
/First Call Analyst: /
/FCMN Contact: /
/Web site: http://www.vnus.com/